Exhibit 10.2

Guangzhou Yinlian Culture Co., Ltd.

Shareholder Agreement

March 23, 2026

Shareholder Agreement

This Shareholders Agreement (the “Agreement”) was entered into on 23 March 2026 (the “Signing Date”) in Mainland China (“China”, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan for the purposes of this Agreement only):

1.	Guangzhou Yinlian Culture Co., Ltd., a limited liability company duly established and validly existing under the laws of China, has its registered address at Room Z345, 17th Floor, Building A, No. 298 Yanjiang Middle Road, Yuexiu District, Guangzhou (the “Company”).

2.	Guangzhou Maltose Culture Communication Co., Ltd. is a limited liability company legally established and validly existing under the laws of China. Its registered address is Unit 901, 9th Floor, No. 490 Tianhe Road, Tianhe District, Guangzhou (“Maltose Culture”).

3.	Guangzhou Qingniao Culture Co., Ltd., a limited liability company duly established and validly existing under the laws of China, has its registered address at Room 701, West Wing, No. 2 Shuiyin Road, Yuexiu District, Guangzhou (“Qingniao Culture”).

4.	Shenzhen Yaojin Creative Media Co., Ltd. is a limited liability company duly established and validly existing under the laws of China, with its registered address at D2-030, Chegongmiao Metro Station, Tianan Community, Shatou Street, Futian District, Shenzhen (“Yaojin Creative”).

5.	Cai Yuanyao, a Chinese citizen, ID number: [*];

6.	FiEE (HK) Limited, a limited liability company duly incorporated and validly existing under the laws of Hong Kong, with its office address at Room A1, 29/F, Block A, TML Building, 3 Hoi Shing Road, Tsuen Wan, Hong Kong (hereinafter referred to as “FiEE” or “the Investor”);

7.	Zhang Dingcheng, a Chinese citizen, with ID number [ID number missing]; [*];

8.	Zhang Rong A Chinese citizen, whose ID number is; [*] (Zhang Dingcheng and Zhang Rong are collectively referred to as “key personnel”).

In this Agreement, the aforementioned parties are individually referred to as “a party” and collectively as “the parties”.

Article 1 Definition

For the purposes of this Agreement, unless otherwise defined herein, the following terms appearing in this Agreement shall have the following meanings, and any undefined specific terms used in this Agreement shall have the meanings assigned to them by the investment agreement:

1.1	“Shareholder”	refers to any one or more existing shareholders and investors.

1.2	“Related party”	refers to the meaning given by the investment agreement.

1.3	“Closing date”	refers to the meaning given by the investment agreement.

1.4	“Group companies”	means the Company and any of its subsidiaries and any entities directly or indirectly controlled by the aforementioned entities, collectively referred to as the “Group companies” and individually as “each Group company”.

1.5	“Transaction documents”	refers to the meaning given to it by the investment agreement.

1.6	“Control”	refers to the meaning given by the investment agreement.

1.7	“Actions deemed as liquidation events”	refer to (i) a single or series of transactions, such as mergers, acquisitions, consolidations or any other business integrations, equity transfers, sales, or share swaps, which result in the company’s shareholders prior to such transactions no longer holding 50% (50%) or more of the voting rights in the surviving company or entity after such transactions, and other events defined as a transfer of control of the company, except where exempted by the investor; and (ii) the group company selling, transferring, leasing, mortgaging, pledging, licensing to third parties or otherwise disposing of all or most of its assets (including equity and/or contractual arrangements in other group companies held and/or controlled by the group company, licenses, permits and intellectual property rights required for the group company as a whole to conduct business in China).

1.8	“Investment Agreement”	refers to the “Investment Agreement” signed by the Company, existing shareholders and investors on March 23, 2026.

1.9	“Main business”	refers to the copyright agency business that the company engages in, as well as other businesses that may be carried out in the future with the proper approval of the shareholders’ meeting and/or the board of directors.

1.10	“Material adverse effect”	means any situation, effect or change, alone or together with other circumstances, effects or changes, that will affect or have sufficient evidence to show that may cause significant loss, significant burden or significant negative impact on (1) any group company’s business, operations, assets (tangible or intangible), liabilities (including contingent liabilities), operating results (including, but not limited to, any group company’s qualifications, licenses or capabilities to conduct its current or future business), financial condition or prospects, (2) the company’s ability to fulfill its significant obligations under the transaction in accordance with the terms of the transaction documents, or (3) the validity of the transaction documents and their binding force on the company.

1.11	“The Fantasy Sound Project”	Guangzhou Maltose Culture Communication Co., Ltd. has invested actual costs in the production and distribution of the album “Fantasy Sounds” and the 400 music works with 50-year recording rights (list of works attached). This project will be subject to independent financial accounting for 12 months from the date of signing this investment agreement (hereinafter referred to as the “Accounting Restriction Period”), and will not participate in the calculation of shareholder dividends and pre-tax salaries and bonuses of key personnel.

1.12	“Sing and Share the World Project”	The immersive home entertainment integrated solution project created by China Unicom’s 5G Wide Vision, which is distributed nationwide in mainland China by Guangzhou Maltose Culture Communication Co., Ltd., will be subject to independent financial accounting and business incentives in accordance with the provisions of this investment agreement.

Article 2 Representations and warranties of all parties

The parties hereby make the following representations and warranties to each other:

2.1	The party is a company (in the case of a non-natural person entity) that is legally established, validly existing and of good standing under the laws of its place of incorporation or registration, or a Chinese natural person with full civil capacity (in the case of a natural person).

2.2	This party has all necessary powers, authorizations and approvals required to execute this Agreement, and is entitled to the full performance of all obligations under this Agreement from the effective date of this Agreement.

2.3	Neither the signing of this Agreement nor the performance of such obligations under this Agreement shall conflict with any provision of such Party’s business license, partnership agreement, articles of association or similar organizational documents.

2.4	Once signed and effective, this Agreement constitutes a legal and binding obligation on the party and can be enforced against it.

Article 3 Equity Structure

3.1	Upon completion of the first step of the transaction under the investment agreement, the company’s registered capital will be RMB 204,081.63, and the investor will acquire 60% of the company’s voting rights.

3.2	Upon completion of the first phase of the transaction under the investment agreement, the subscribed registered capital and shareholding ratios of the company’s shareholders are as follows:

shareholder	Subscribed registered capital (RMB/10,000 yuan)	Equity percentage (%)
FiEE (HK) Limited	10.408163	51.00
Guangzhou Qingniao Culture Co., Ltd.	5.500000	26.95
Shenzhen Yaojin Creative Media Co., Ltd.	3.000000	14.70
Cai Yuanyao	1.500000	7.35
total	20.408163	100.00

3.3	The closing of the second step of the transaction under the investment agreement requires the investor to convert all of the RMB 20 million loan into company equity, after which the company’s registered capital will be RMB 250,000.

3.4	the share transfer and settlement of the second step of the transaction under the investment agreement, the registered capital subscribed by each shareholder and their shareholding ratio are as follows:

shareholder	Subscribed registered capital (RMB/10,000 yuan)	Equity percentage (%)
FiEE (HK) Limited and its designated entities	15.00	60.00
Guangzhou Qingniao Culture Co., Ltd.	5.50	22.00
Shenzhen Yaojin Creative Media Co., Ltd.	3.00	12.00
Cai Yuanyao	1.50	6.00
total	2 5.00	100.00

Article 4 Corporate governance structure arrangement

4.1	Shareholders’ Meeting

4.1.1	The shareholders’ meeting is the company’s highest authority, deciding on all major matters. Shareholders exercise their voting rights at shareholders’ meetings in proportion to their shareholdings. However, prior to the completion of the first step of the transaction under the investment agreement and prior to the completion of the second step, the parties agree that the voting rights of the investor’s shares will be 60%, and the voting rights of existing shareholders will be 40%. Except for matters stipulated in Article 4.3.1, which require approval according to the procedures specified in Article 4.3.1, other matters requiring shareholder approval must be approved by a majority vote of shareholders representing at least half of the voting rights at a duly convened shareholders’ meeting.

4.1.2	The shareholders’ meeting shall be held at least once a year. An extraordinary meeting shall be convened upon the written proposal of shareholders representing more than one-tenth (1/10) of the voting rights, or more than one-third (1/3) of the directors and supervisors. Unless waived in writing by unanimous consent of all shareholders, a shareholders’ meeting shall be convened by giving all shareholders ten (10) days’ prior written notice, which shall include the agenda of the meeting (including the date, time, place and the topics to be discussed at the meeting) and related documents.

4.1.3	A shareholders’ meeting can only be held if shareholders representing more than half of the voting rights are present, including investors who attend in person, by proxy, or by means of communication (“quorum”).

4.1.4	The shareholders’ meeting shall be convened by the board of directors and chaired by the chairman; if the chairman is unable to perform his or her duties, a director shall be jointly nominated by more than half of the directors to chair the meeting; if the board of directors is unable to perform its duties or fails to perform its duty to convene the shareholders’ meeting, the supervisor shall convene and chair the meeting; if the supervisor fails to convene and chair the meeting, shareholders representing more than one-tenth (1/10) of the voting rights may convene and chair the meeting themselves.

4.1.5	Shareholders may attend meetings in person, by proxy, or by correspondence.

4.1.6	Subject to the other provisions of this Agreement and the relevant provisions of the Company Law of the People’s Republic of China (the “Company Law”), a written resolution approved by the joint signatures of shareholders constituting a quorum for a shareholders’ meeting without the need for a shareholders’ meeting shall have the same effect as a resolution passed by vote at a legally convened and held shareholders’ meeting.

4.2	Board of Directors

4.2.1	The company establishes a board of directors consisting of three (3) directors, two (2) of whom are appointed by the investors and one (1) of whom is appointed by the existing shareholders. If a vacancy arises due to resignation, removal, or health reasons of a director appointed by one party, the original appointing party shall immediately re-appoint a new director, and the other parties shall cooperate in handling the director change procedures. Depending on the specific circumstances, with the consent of the board of directors, the board may establish special committees, but the members of such committees shall include directors from the investors. The term of office for directors is three (3) years, and they may be reappointed by the appointing party. Each party may replace its appointed director before the expiration of the term, but shall notify the board of directors and other parties in writing.

4.2.2	The chairman of the board is the legal representative of the company. If the chairman is unable to perform his/her duties for any reason, he/she shall temporarily authorize another director to exercise his/her powers on his/her behalf. If other directors are unable to perform their/her duties, they shall authorize an agent in writing to exercise his/her powers on their behalf.

4.2.3	hold a board meeting at least once every six (6) months, convened and chaired by the chairman. The chairman shall convene an extraordinary board meeting upon the proposal of at least one-third (1/3) of the directors. Notice of a regular board meeting shall be delivered by the company to each director at least ten (10) days prior to the meeting (by email or fax, etc.), and shall specify the date, time, and place of the meeting and the agenda items to be discussed. For any given meeting, the requirement for written notice may be waived with the consent of all directors.

4.2.4	A quorum for a board meeting shall be one-half or more of the total number of directors (including directors of the investor). Subject to the other provisions of this Agreement, a resolution passed by a simple majority of the directors present at any board meeting meeting with a quorum shall be a valid resolution of the board.

4.2.5	If a director is unable to attend a board meeting for any reason, he/she may issue a written power of attorney to appoint a proxy to attend the board meeting and vote on his/her behalf. The proxy shall have the same rights and powers as the director issuing the power of attorney.

4.2.6	Any meeting of the Board of Directors may be conducted by conference call or other similar communication equipment, provided that all directors present can hear and communicate with each other, and all such directors shall be deemed to have attended the meeting in person.

4.2.7	The board of directors may use a written resolution in place of a board meeting. The resolution is deemed to have been passed once it is sent to or mailed to all directors and signed by all directors in approval.

4.3	Major events

4.3.1	The following matters of the Group Company require the approval of shareholders representing more than two-thirds (2/3) of the voting rights held by all shareholders (including the prior written consent of the lead investor in this round) before they can be carried out:

(1)	Amend the company’s articles of association;

(2)	Increase or decrease registered capital;

(3)	The company merges, splits, dissolves, or changes its form.

4.3.2	In order to fulfill the transactions under the investment agreement, all other shareholders, except for the investors in this round, shall unconditionally cooperate and agree to the matters involved in Article 4.3.1.

4.4	The company does not have a board of supervisors, but has one supervisor, who is elected by the shareholders’ meeting. The term of office for each supervisor is three (3) years. Supervisors may be re-elected upon the expiration of their term.

4.5	The company implements a manager responsibility system under the leadership of the board of directors, and the manager is appointed by the board of directors. The term of office for the manager is three (3) years, and the manager may be reappointed.

Article 5 Shareholder rights

5.1	Dividend rights

5.1.1	After the closing date, all parties agree that the Company will distribute dividends to all shareholders in an amount not less than 30% of the audited consolidated financial statements of the Group (excluding the Fantasy Voice project during the restricted period). The Investor undertakes that until the total dividends distributed to all shareholders reach RMB 20 million, the dividends actually distributed to the Investor will be temporarily retained by the Company for the Group’s development and operation. Once the total dividends reach RMB 20 million, the Investor will request the Company to pay historical dividends.

5.2	Liquidation preference

5.2.1.	If a company undergoes liquidation, termination, dissolution, or is deemed to be in liquidation, all of the company’s assets available for distribution (after all legal debts, including liquidation expenses, employee wages, social insurance premiums, statutory compensation, and outstanding taxes, have been paid off) (hereinafter referred to as “liquidation assets”) shall be distributed in the following order:

(1)	The investor has the right to receive 100% of the actual investment amount paid (including all investment payments and equity transfer payments made to acquire the company’s equity) and all declared but unpaid dividends in proportion to its shareholding at that time (“Investor Priority Liquidation Amount”) before other shareholders of the company.

(2)	After the aforementioned priority liquidation amount has been fully paid to the investors, the remaining liquidation assets will be distributed according to the shareholding ratio of all shareholders (including investors).

5.2.2.	If applicable law or the practices of the competent authorities do not support the aforementioned provisions regarding the distribution of company liquidation assets under Article 5.2.1, the existing shareholders are obligated to compensate the investors in accordance with the order stipulated in Article 5.2.1, up to the amount of their liquidation distribution proceeds, through gratuitous donation or other legally permissible means. The compensation amount shall be equal to the value of the liquidation assets that the investors would have received under the current provisions of Article 5.2, minus the value of the liquidation assets that the investors would have received under normal liquidation conditions under applicable law. For the avoidance of doubt, the investors shall not incur any additional tax burden due to the change in the method of liquidation asset distribution.

5.2.3.	Unless the investors object, in the event of any deemed liquidation event, the parties shall ensure that all proceeds from the deemed liquidation event are distributed in accordance with the order and manner specified in the foregoing provisions of this Article 5.2. For the avoidance of doubt, if the deemed liquidation event is conducted by way of a share transfer, only the investor shareholders who actually sell their shares in the company shall be eligible for the distribution. Such investor shareholders who actually sell their shares in the company shall have the right to choose (1) to enjoy the value of the liquidation assets obtained under the priority liquidation as stipulated in Article 5.2.1 of this Agreement, or (2) to enjoy the right to receive the consideration corresponding to the sale of the shares at the time of such liquidation event, in which case such shareholders shall no longer enjoy the priority liquidation right under Article 5.2.1 of this Agreement.

5.2.4.	In particular, if the departure of a key person results in a material adverse effect on the group company’s operations, the investor has the right to request the liquidation of the company and the distribution of the company’s liquidation assets in accordance with the order and manner stipulated in Article 5.2, and the company and its existing shareholders shall cooperate in such a manner.

5.3	Information and inspection rights

5.3.1	The parties agree that the Group Company shall prepare the following documents in accordance with the following requirements and provide them to the Investors on time:

(1)	business days after the end of each quarter, provide unaudited quarterly management statements of the group company in an Excel spreadsheet or other form approved by the investor (including consolidated balance sheet, consolidated profit and loss statement and consolidated cash flow statement).

(2)	Within one hundred and twenty (120) days after the end of each fiscal year, provide an audit report and audited consolidated financial statements of the group companies in an Excel spreadsheet or other form acceptable to the investors;

(3)	No later than the start of each fiscal year, the Group shall provide an annual budget plan (including profit and loss and cash flow budget) for the new fiscal year in an Excel spreadsheet or other form approved by the investor, and update the annual budget plan to the investor quarterly based on the implementation of the annual budget plan.

(4)	Within ten (10) business days after each shareholders’ meeting or board meeting, provide the investors and/or the investors “directors with minutes and other meeting materials related to the shareholders” meeting or board meeting;

(5)	To cooperate with investors in collecting and disclosing information in accordance with their compliance requirements, including but not limited to financial and business information, and to complete the filings required by the U.S. Securities and Exchange Commission.

All audits should be conducted by an accounting firm approved by the investor.

During the period that the investor remains a shareholder of the company, the investor has the right to view all financial books and records of any group company and the right to know as a shareholder in accordance with the Companies Act.

Article 6 Obligations of the Company, Existing Shareholders and Key Personnel

6.1	Intellectual Property Protection

6.1.1	The Company, existing shareholders, and key personnel agree to provide a list of intellectual property rights (including but not limited to copyrights and related rights) related to the Group’s business, obtained by their affiliates and key personnel. Within three months of signing the formal investment agreement, the Company will transfer all intellectual property rights, all qualifications required for operating its main business, business contracts, and business relationships to the Group free of charge. The Company also undertakes that, during the period the investor holds shares in the Company, unless otherwise agreed in writing by the investor, it will not transfer any intellectual property rights, all qualifications required for operating its main business, business contracts, and business relationships out of the Group in any form. Net profit generated by intellectual property rights related to the revenue of the “Fantasy Voice” project during the restricted period will belong to Qingniao Culture and will be distributed to Qingniao Culture as dividends. Net profit generated after the restricted period expires will belong to the Company.

6.2	Full-time and non-competitive

6.2.1	Key personnel shall sign employment contracts, confidentiality and intellectual property protection agreements, and non-competition agreements that satisfy the investors, and undertake, during the period the investors hold shares in the company, to perform their duties diligently and faithfully to the group company and solely to the group company, unless otherwise agreed in writing by the investors. They shall dedicate all their professional efforts to serving the group company and acting in the best interests of the group company and its shareholders. Without the investors’ written consent, key personnel shall not hold management positions in any company or entity outside the group company, nor engage in any other part-time work or participate in the operation of other companies or entities (including companies affiliated with other shareholders and key personnel outside the group company) in any way (including establishing new enterprises).

6.2.2	during which the investor remains a shareholder of the company (“Restricted Period”)): Existing shareholders, key persons and their affiliates, and any entity directly or indirectly controlled by the aforementioned entities, except through the Company, shall not, in their own name or as agents, engage in any business that is the same as, similar to or competitive with the Company’s business, either alone or with others, in any form (including but not limited to investment, mergers and acquisitions, joint ventures, cooperation, partnerships, trusteeship, contracting or leasing, purchasing shares or participating in shares) within or outside China; (2) make any form of investment in any competitor of the Company, or establish any such entity, except for purchasing less than 1% of the shares of a listed company on the public market; (3) solicit or persuade the Company’s senior management, employees, customers, suppliers or partners, etc., for themselves and their affiliates, competitors of the Company; (4) conduct any business dealings with any competitor of the Company that are related to the Company’s main business and that harm the Company’s interests; (5) provide any form of consultation or advice to any competitor of the Company related to the business; and (6) engage in or participate in any business, project or activity that constitutes or may constitute direct or indirect competition with new businesses, projects or activities that the Company intends to develop.

For the purposes of this Agreement, “Competitor” means any enterprise, individual or other entity that is engaged in or plans to engage in a business or activity that is the same as, similar to, constitutes or may constitute direct or indirect competition with the business of the Group Company and its affiliates.

6.3	Financial and Internal Control Management

6.3.1	The Company agrees that the Group should establish a financial and internal control system that meets the governance standards of the NASDAQ-listed company of the investor.

Article 7 Confidential

7.1	Confidentiality obligations

7.1.1	Neither party may make any public statement regarding this Agreement or any other or subsequent legal documents signed in connection with the matters described herein without the prior written consent of the other party.

7.1.2	Except as otherwise provided in Article 7.2, each party shall treat any information received or obtained by the parties in connection with the conclusion or performance of this Agreement (or any other legal instrument entered into under this Agreement) relating to the following as confidential information and shall not disclose or use it to any third party or the public other than its senior management or intermediaries:

(1)	The terms of this Agreement and any legal documents entered into pursuant to this Agreement;

(2)	Negotiations relating to this Agreement (and such other legal documents);

(3)	Business, finances or other matters of any other party (including future plans and objectives).

7.2	Exceptions

7.1	shall not be used to prohibit the disclosure or use of any information in the following circumstances:

7.2.1	The law, the rules or regulations of any regulatory authority or any recognized stock exchange require disclosure or use (but in this case, the party shall only disclose to the extent required by such requirements and shall endeavor to seek confidentiality treatment or other appropriate remedies to ensure the confidentiality of such information to the extent reasonably required by the non-disclosing party).

7.2.2	Disclosures may be made to all parties, their parent companies or investors, and professional advisors of all parties or their parent companies or investors, provided that such recipients of information comply with the provisions of Section 7.1 concerning such information as if they were parties to this Agreement.

7.2.3	The information has become publicly known not due to any breach of this Agreement by either party or any other person’s breach of their confidentiality obligations; or

7.2.4	The other party has given prior written approval for disclosure or use.

Article 8 Corrections and changes

8.1	Any amendment to this Agreement shall be made in writing and signed by all parties to this Agreement.

8.2	If, after the date of signing of this Agreement, any new applicable law promulgated in China or any amendment or interpretation of any existing applicable law (“Law Change”) has a material adverse effect on the economic interests of the Company or any party, the parties shall immediately consult with each other and make their best efforts to make reasonable and necessary adjustments.

Article 9 Liability for breach of contract and compensation

9.1	The parties agree that each party shall be entitled to claim damages from the Indemnifying Party for any and all damages, losses, costs and expenses (including reasonable legal costs and expenses) arising out of the other party’s (“Indemnifying Party”) breach of any representation, warranty or covenant expressly made by the other party in this Agreement or any other obligation under the Transaction Documents.

9.2	Unless otherwise expressly provided in this Agreement, the Company and its key personnel, individually or jointly, shall be jointly and severally liable to the Investor for breach of any representation, warranty and/or undertaking or other agreement made under this Agreement.

Article 10 Force majeure

10.1	Definition of force majeure event

“force majeure event” as used in this Agreement refers to any event that prevents either party from performing or partially performing this Agreement, and such event is beyond the reasonable control of either party, unforeseeable, or even if foreseeable, impossible to reasonably avoid or overcome (including but not limited to earthquakes, typhoons, floods, fires, wars, civil or political unrest, terrorism, and infectious diseases).

10.2	burden of proof after the occurrence of force majeure events

Unless otherwise provided in this Agreement, if such force majeure event occurs after the signing of this Agreement, and any party to this Agreement is unable to perform or fully, timely, or properly perform any of its obligations under this Agreement due to such event, the obligations of the other parties under this Agreement shall be suspended for the period of delay caused by the force majeure event and shall be automatically extended for the same period as the suspension period. The party affected by the force majeure event and the other parties shall not be liable for breach of contract as a result. However, the party affected by the force majeure event must notify the other parties in writing of the occurrence of such force majeure event within three (3) business days after the occurrence of such force majeure event, and within fifteen (15) business days after the occurrence of the force majeure event, provide the other parties to this Agreement with details of the force majeure event and valid proof of its inability or inability to fully, timely, or properly perform its obligations under this Agreement due to the force majeure event by fax and courier. Such proof shall be notarized by a notary public in the place where the force majeure event occurred. Depending on the extent of its impact on this Agreement, the parties to this Agreement shall, through consultation, decide whether to terminate this Agreement, partially exempt from performance of this Agreement, or postpone performance of this Agreement. If no agreement can be reached within sixty (60) days from the date of the occurrence of the force majeure event, any party shall have the right to terminate this Agreement, and no party shall be liable for any losses incurred by the other parties to this Agreement as a result.

10.3	Remedial obligations after the occurrence of force majeure events

The party affected by a force majeure event shall immediately take all reasonable and feasible measures to eliminate or mitigate the impact of the force majeure event, and shall resume performance of its relevant obligations after the impact of the force majeure event has been eliminated or mitigated. If the party affected by a force majeure event fails to perform the aforementioned obligations, it shall be liable to the other party for breach of contract and compensation for the increased losses or for its failure to resume performance of its obligations under this Agreement after the impact of the force majeure event has been eliminated or mitigated.

Article 11 Applicable Law and Dispute Resolution

11.1	Applicable Law

The formation, validity, interpretation, signing and execution of this Agreement shall be governed by and construed in accordance with the laws of Mainland China.

11.2	Dispute Resolution

11.2.1	All disputes arising out of or relating to this Agreement shall be settled amicably through negotiation. If any dispute cannot be settled amicably within fifteen (15) days of its occurrence, either party shall have the right to submit the dispute to the Guangzhou Arbitration Commission for arbitration in Guangzhou in accordance with its then-effective arbitration rules. The language of arbitration shall be Chinese.

11.2.2	An arbitral award is final and binding on all parties, and any party may apply to a competent court for enforcement of the award. Unless otherwise provided in the arbitral award, the costs and expenses of the arbitration shall be borne by the losing party.

11.2.3	During the negotiation or arbitration of any dispute, the parties to this Agreement shall continue to perform their obligations under this Agreement in good faith in all other respects, except for the matters in dispute.

Article 12 Other agreements

12.1	Divisibility

Each provision of this Agreement shall be independent and valid. If any provision of this Agreement is illegal, invalid, or unenforceable, or is declared illegal, invalid, or unenforceable by any competent arbitral tribunal or court, then:

(1)	The other provisions of this Agreement remain in full force and effect; and

(2)	The parties shall agree to modify or replace the aforementioned clauses that have been declared illegal, invalid, or unenforceable with legal, valid, and enforceable terms, the result of which shall be as consistent as possible with the commercial objectives anticipated by the parties at the time of signing this Agreement and in balance with the interests of the parties.

12.2	Written notice

communications between the parties to this Agreement during the term of this Agreement shall be conducted in writing, including by fax and email.

Any notice or written communication issued by either party in accordance with this Agreement, including any or all offers, documents or notices (“Notices”), shall be written in Chinese or English and shall be promptly sent or dispatched to the relevant party in writing, such as by fax, email or courier.

The date on which such notice is deemed to be served shall be determined as follows:

(1)	A notice delivered by a person shall be deemed to have been served on the date of delivery and receipt by the recipient.

(2)	Notices sent by letter shall be deemed to have been served on the seventh (7th) day after the date of dispatch of the prepaid airmail (as indicated by the postmark), or on the fifth (5th) day after delivery to an internationally recognized express delivery service; and

(3)	Notifications delivered by email are considered delivered when the sender’s email system shows that the email has been successfully sent; notifications delivered by fax are delivered upon sending, with a confirmation report indicating successful delivery serving as proof.

All notices shall be sent to the following addresses of each party, unless any change of such addresses has been notified to the parties in accordance with this clause:

(1)	Guangzhou Yinlian Culture Co., Ltd.

Contact Person: Zhang Dingcheng

Address: Room 701, West Tower, Hengxin Building, No. 2 Shuiyin Road, Yuexiu District, Guangzhou

Telephone: [*]

(2)	Key personnel

Contact Person: Zhang Rong

Address: Room 701, West Tower, Hengxin Building, No. 2 Shuiyin Road, Yuexiu District, Guangzhou

Telephone: [*]

(3)	Key personnel

Contact Person: Zhang Dingcheng

Address: Room 701, West Tower, Hengxin Building, No. 2 Shuiyin Road, Yuexiu District, Guangzhou

Telephone: [*]

(4)	Guangzhou Maltose Culture Communication Co., Ltd.

Recipient: Zhang Dingcheng

Address: Room 701, West Tower, Hengxin Building, No. 2 Shuiyin Road, Yuexiu District, Guangzhou

Telephone: [*]

(5)	Guangzhou Qingniao Culture Co., Ltd.

Contact Person: Zhang Dingcheng

Address: Room 701, West Tower, Hengxin Building, No. 2 Shuiyin Road, Yuexiu District, Guangzhou

Telephone: [*]

(6)	Shenzhen Yaojin Creative Media Co., Ltd.

Contact Person: Guo Hongwei

Address: D2-030, Chegongmiao Metro Station, Tianan Community, Shatou Street, Futian District, Shenzhen

Telephone: [*]

(7)	Cai Yuanyao

Address: Room 709, No. 76 Hubin South Road, Siming District, Xiamen City

Telephone: [*]

(8)	FiEE (HK) Limited

Contact Person: Lam Lai Ching

Address: Unit A1, 29/F, Block A, TML Plaza, 3 Hoi Shing Road, Tsuen Wan, Hong Kong

Telephone: [*]

If any party’s above-mentioned communication address or communication number changes (“Change Party”), the Change Party shall notify the other party within seven (7) days of such change. If the Change Party fails to notify in a timely manner as agreed, the Change Party shall be liable for any losses incurred as a result.

12.3	All Agreements

This Agreement shall be the sole and complete agreement between the parties concerning all matters relating to this Agreement, and supersede all prior oral or written agreements, contracts and understandings between the parties concerning such matters. For the avoidance of doubt, all shareholders and the Company agree that, from the effective date of this Agreement, any prior agreement between any two or more shareholders of the Company concerning the Company that is inconsistent with the provisions of this Agreement shall be superseded by the provisions of this Agreement.

If there is any conflict or inconsistency between the Articles of Association and this Agreement, the provisions of this Agreement shall prevail. If the Articles of Association do not provide for a provision that is provided for in this Agreement, the provisions of this Agreement shall prevail. Upon discovery of any such inconsistency, and upon request by the Investor, the parties agree to immediately take all necessary or desirable measures to amend the Articles of Association to eliminate such inconsistency to the maximum extent permitted by applicable law. If any provision of this Agreement is unsuitable for inclusion in the Articles of Association under applicable laws, regulations, or the requirements of the relevant industrial and commercial administration departments, the validity of such provision shall not be affected, and the parties shall still strictly abide by and perform it.

12.4	Obligations of all parties

The other parties to this Agreement undertake that they will use their best efforts to ensure that the rights of the Investor under this Agreement are legal, valid, and actually enjoyed by the Investor. If any arrangement is held invalid, unenforceable, or unrealizable in any respect by a competent government authority or arbitration institution, the parties shall promptly and in good faith modify the corresponding arrangement to best reflect their commercial intentions at the time of signing the contract, seek alternative solutions to realize such rights in compliance with Chinese laws and regulations, or grant the Investor no less than the rights that the Investor is entitled to under this Agreement; at the same time, the parties shall endeavor to complete all legal procedures required by the Investor to realize its rights under this Agreement, including but not limited to preparing and signing transaction documents, passing relevant resolutions, obtaining registration with the registration authority and other relevant government approvals and registrations within the appropriate time limits.

12.5	Title

The headings in this agreement are for reference only and do not affect the interpretation of this agreement.

12.6	No implied abstention

Unless otherwise provided in this Agreement and by either party through a written waiver, nothing shall be deemed a waiver of any right under this Agreement by that party. A party’s waiver, in specific circumstances, of its right to pursue a breach of this Agreement by the other party shall not be deemed a waiver of its right to pursue a similar breach of this Agreement by the other party in other circumstances. Furthermore, any failure by either party to insist on strict performance of any provision of this Agreement, or to exercise any right under this Agreement, shall not be deemed a waiver of any such provision or a waiver of any future exercise of such right.

12.7	Non-transferable

Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, an Investor may assign any of its rights and obligations under this Agreement to a third party along with its shareholding. Unless otherwise agreed by the parties, when any shareholder of the Company transfers its shareholding in the Company in accordance with the terms of this Agreement, the rights and obligations relating to such transferred shareholding shall be transferred to the transferee.

12.8	Effective

This agreement shall come into effect upon signature by all parties. Natural persons shall sign the agreement themselves, while legal persons and other parties shall sign the agreement with their authorized representatives and affix their official seals.

12.9	Language and text

This Agreement is written in Chinese. This Agreement and any supplementary agreements thereof may be executed in multiple copies, each copy being considered an original, and all such copies together constitute the same agreement. The parties may exchange signature pages electronically in PDF format or by fax. A contract executed in its entirety (whether in copy or other form) is binding on the parties.

The following is the signature page of this agreement (no text follows).

In view of the above, the parties hereby enter into this Shareholders’ Agreement on the date stated at the beginning of this document.

Guangzhou Yinlian Culture Co., Ltd. (Official Seal)

Signature:	/s/ Zhang Dingcheng
Name:	Zhang Dingcheng
Position:	Legal Representative

Guangzhou Yinlian Culture Co., Ltd.

Shareholder Agreement Signature Page

the above, the parties hereby enter into this Shareholders’ Agreement on the date stated at the beginning of this document.

Guangzhou Maltose Culture Communication Co., Ltd. (Official Seal)

Signature:	/s/ Zhang Rong
Name:	Zhang Rong
Position:	Authorized Signatory

Guangzhou Yinlian Culture Co., Ltd.

Shareholder Agreement Signature Page

In view of the above, the parties hereby enter into this Shareholders’ Agreement on the date stated at the beginning of this document.

Guangzhou Qingniao Culture Co., Ltd. (Official Seal)

Signature:	/s/ Zhang Dingcheng
Name:	Zhang Dingcheng
Position:	Legal Representative

Guangzhou Yinlian Culture Co., Ltd.

Shareholder Agreement Signature Page

the above, the parties hereby enter into this Shareholders’ Agreement on the date stated at the beginning of this document.

Shenzhen Yaojin Creative Media Co., Ltd. (Official Seal)

Signature:	/s/ Wang Jianyong
Name:	Wang Jianyong
Position:	Legal Representative

Guangzhou Yinlian Culture Co., Ltd.

Shareholder Agreement Signature Page

the above, the parties hereby enter into this Shareholders’ Agreement on the date stated at the beginning of this document.

Cai Yuanyao

Signature:	/s/ Cai Yuanyao

Guangzhou Yinlian Culture Co., Ltd.

Shareholder Agreement Signature Page

In view of the above, the parties hereby enter into this Shareholders’ Agreement on the date stated at the beginning of this document.

FiEE (HK) Limited

Signature:	/s/ Li Wai Chung
Name:	Li Wai Chung
Position:	Authorized Signatory

Guangzhou Yinlian Culture Co., Ltd.

Shareholder Agreement Signature Page

In view of the above, the parties hereby enter into this Shareholders’ Agreement on the date stated at the beginning of this document.

Zhang Dingcheng

Signature:	/s/ Zhang Dingcheng

Guangzhou Yinlian Culture Co., Ltd.

Shareholder Agreement Signature Page

In view of the above, the parties hereby enter into this Shareholders’ Agreement on the date stated at the beginning of this document.

Zhang Rong

Signature:	/s/ Zhang Rong

Guangzhou Yinlian Culture Co., Ltd.

Shareholder Agreement Signature Page